UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): July 21, 2017

AMERICAN MIDSTREAM PARTNERS, LP

(Exact name of registrant as specified in its charter)

Delaware	001-35257	27-0855785
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

2103 CityWest Blvd., Bldg. 4, Suite 800 Houston, Texas	77042
(Address of principal executive offices)	(Zip Code)

(713) 815-3900

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

On July 21, 2017, AMID Merger LP (“AMID Merger Sub”), a wholly-owned subsidiary of American Midstream Partners, LP (“AMID”), entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”) with SHV Energy N.V. (“SHV Energy”). Upon the terms and subject to the conditions set forth in the Purchase Agreement, AMID Merger Sub has agreed to sell to SHV Energy 100% of the membership interests in Pinnacle Propane, LLC (“Pinnacle”), for an aggregate purchase price of $170 million, plus balance sheet cash at closing, less the repayment of all indebtedness and transaction costs, and subject to working capital adjustments (the “Transaction”).

The closing of the Transaction is subject to satisfaction or waiver of certain conditions, including: (i) subject to specified materiality standards, the accuracy of the representations and warranties of each party; (ii) compliance by each party in all material respects with its covenants; (iii) expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”); (iv) there being no law or injunction prohibiting the consummation of the Transaction; and (v) the receipt of consent of third parties under specified contracts or the entry into substitute contractual arrangements with respect to such contracts.

AMID Merger Sub and SHV Energy have made customary representations and warranties in the Purchase Agreement. The Purchase Agreement also contains customary covenants and agreements, including covenants and agreements relating to: (i) the conduct of businesses during the interim period between the execution of the Purchase Agreement and consummation of the Transaction; and (ii) the efforts of the parties to cause the Transaction to be completed, including actions which may be necessary to cause the expiration or termination of the waiting period under the HSR Act. The representations and warranties contained in the Purchase Agreement will not survive the consummation of the Transaction. AMID Merger Sub has agreed to indemnify SHV Energy for certain liabilities, including certain pre-closing tax matters, specified litigation matters and certain employment-related liabilities.

The Purchase Agreement contains certain termination rights for both AMID Merger Sub and SHV Energy including, but not limited to, the right to terminate the Purchase Agreement in the event that (i) the Transaction has not been consummated on or before October 21, 2017 or (ii) under certain conditions, if there has been a breach of certain representations and warranties or a failure to perform any covenant by the other party.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, which will be filed with AMID’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2017.

The foregoing summary of the Purchase Agreement has been included, and the Purchase Agreement will be filed, to provide investors and security holders with information regarding the terms of the Purchase Agreement and is qualified in its entirety by the terms and conditions of the Purchase Agreement. It is not intended to provide any other factual information about AMID, AMID Merger Sub, SHV Energy or their respective subsidiaries and affiliates. The Purchase Agreement contains representations and warranties by each of the applicable parties to the Purchase Agreement, which were made only for purposes of the Purchase Agreement and as of specified dates. The representations, warranties and covenants in the Purchase Agreement were made solely for the benefit of the parties to the Purchase Agreement; may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosure schedules; may be made for the purposes of allocating contractual risk between the parties to the Purchase Agreement instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of AMID, AMID Merger Sub, SHV Energy or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in AMID’s public disclosures.

Item 7.01 Regulation FD Disclosure.

On July 24, 2017, AMID issued a press release announcing the entry into the Purchase Agreement. A copy of the press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

The information provided in this Item 7.01 (including the exhibits referenced therein) shall be deemed “furnished” and shall not be deemed “filed” for the purposes of Section 18 of the Exchange Act, nor shall it be incorporated by reference in any filing made by AMID pursuant to the Securities Act of 1933, except to the extent that such filing incorporates by reference any or all of such information by express reference thereto.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press Release, dated July 24, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN MIDSTREAM PARTNERS, LP

By:	AMERICAN MIDSTREAM GP, LLC
its General Partner

	By:	/s/ Eric Kalamaras
		Name:	Eric Kalamaras
		Title:	Senior Vice President and Chief Financial Officer

July 25, 2017

EXHIBITS INDEX

Exhibit Number	Description

99.1	Press Release, dated July 24, 2017

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